Filed Pursuant To Rule 433

Registration No. 333-217785

July 11, 2018

SPDR® ETF Options Report	INVESTMENT PROFESSIONAL USE ONLY June 2018

		20 Day Average	20 Day Average	20 Day Average	20 Day Average	Total Open	Total Open
Ticker	Name	ETF Volume	Total Option Volume	Call Option Volume	Put Option Volume	Interest (Call)	Interest (Put)
SPY	SPDR S&P 500 ETF Trust	76,940,680	2,445,597	1,030,514	1,415,083	7,417,808	12,043,630
XLF	Financial Select Sector SPDR Fund	61,041,876	173,432	101,618	71,814	2,246,714	1,624,076
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	16,975,880	98,967	45,823	53,144	622,811	1,328,076
XLU	Utilities Select Sector SPDR Fund	16,910,228	39,900	17,985	21,915	140,655	321,025
XLE	Energy Select Sector SPDR Fund	14,526,123	51,252	31,067	20,186	427,065	466,124
XLP	Consumer Staples Select Sector SPDR Fund	14,164,380	27,161	18,899	8,262	184,977	189,344
XLK	Technology Select Sector SPDR Fund	13,448,645	20,013	9,244	10,770	158,547	246,315
XLI	Industrial Select Sector SPDR Fund	12,061,816	37,596	11,002	26,594	177,055	399,117
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	11,155,841	655	148	508	15,927	88,478
XLV	Health Care Select Sector SPDR Fund	7,583,561	10,615	7,431	3,184	82,824	102,236
GLD®	SPDR Gold Shares	6,760,726	118,809	84,400	34,409	1,909,176	536,064
KRE	SPDR S&P Regional Banking ETF	5,753,754	32,808	12,749	20,060	411,387	268,124
XLB	Materials Select Sector SPDR Fund	5,737,860	5,686	2,690	2,996	53,098	62,093
XRT	SPDR S&P Retail ETF	5,592,588	24,093	5,664	18,429	67,294	212,616
XLY	Consumer Discretionary Select Sector SPDR Fund	5,565,349	7,466	4,382	3,084	57,166	75,002
DIA	SPDR Dow Jones Industrial Average ETF Trust	4,960,978	64,437	34,690	29,747	351,245	215,386
XBI	SPDR S&P Biotech ETF	4,766,480	37,774	17,356	20,419	185,324	319,060
FEZ	SPDR EURO STOXX 50 ETF	3,702,608	17,501	2,872	14,630	93,545	343,700
XHB	SPDR S&P Homebuilders ETF	3,229,635	9,030	4,834	4,197	56,969	51,081
XLRE	Real Estate Select Sector SPDR Fund	2,987,669	233	68	165	1,987	4,231
XME	SPDR S&P Metals & Mining ETF	2,208,029	3,685	2,049	1,636	43,784	80,685
KBE	SPDR S&P Bank ETF	1,806,035	2,755	428	2,328	21,588	57,006
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,307,075	1	1	—	21	183
MDY	SPDR S&P MidCap 400 ETF Trust	1,000,616	1,321	914	408	15,788	14,038
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	935,999	60	45	16	732	475
XES	SPDR S&P Oil & Gas Equipment & Services ETF	890,492	157	132	25	2,607	733
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	859,602	36	1	35	134	883
SPTM	SPDR Portfolio Total Stock Market ETF	809,029	1	1	1	2	10

Source: Bloomberg as of 06/30/2018.

SPDR® ETF Options Report

		20 Day Average	20 Day Average	20 Day Average	20 Day Average	Total Open	Total Open
Ticker	Name	ETF Volume	Total Option Volume	Call Option Volume	Put Option Volume	Interest (Call)	Interest (Put)
RWO	SPDR Dow Jones Global Real Estate ETF	692,449	1	1	1	24	11
SPDW	SPDR Portfolio Developed World ex-US ETF	686,740	1	1	—	81	10
SPLG	SPDR Portfolio Large Cap ETF	570,280	—	—	1	—	10
SPYG	SPDR Portfolio S&P 500 Growth ETF	519,098	21	15	6	267	131
RWX	SPDR Dow Jones International Real Estate ETF	449,621	2	1	2	63	46
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	400,399	2	1	1	74	88
KIE	SPDR S&P Insurance ETF	368,321	59	18	42	360	576
SDY	SPDR S&P Dividend ETF	332,546	42	26	16	1,066	693
DWX	SPDR S&P International Dividend ETF	329,834	1	1	1	32	7
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	294,473	—	—	—	4	—
SPYV	SPDR Portfolio S&P 500 Value ETF	263,126	8	6	2	112	31
CWI	SPDR MSCI ACWI ex-US ETF	186,819	—	—	—	1	—
GNR	SPDR S&P Global Natural Resources ETF	170,776	62	62	1	3,942	157
RWR	SPDR Dow Jones REIT ETF	162,541	16	14	3	336	226
XAR	SPDR S&P Aerospace & Defense ETF	120,533	13	9	5	429	214
XSD	SPDR S&P Semiconductor ETF	109,661	9	2	8	55	123
EDIV	SPDR S&P Emerging Markets Dividend ETF	95,337	2	1	1	37	33
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	68,431	2	1	2	60	49
XPH	SPDR S&P Pharmaceuticals ETF	64,006	10	2	9	70	350
GWX	SPDR S&P International Small Cap ETF	59,452	1	1	—	—	3
GXC	SPDR S&P China ETF	52,298	11	4	7	81	233
EWX	SPDR S&P Emerging Markets SmallCap ETF	45,039	6	3	3	46	39
NANR	SPDR S&P North American Natural Resources ETF	19,418	—	—	—	—	11
GMF	SPDR S&P Emerging Asia Pacific ETF	16,703	8	8	1	71	53
KCE	SPDR S&P Capital Markets ETF	11,267	3	2	1	153	124
XLC	Communication Services Select Sector SPDR Fund	N/A	26	13	13	219	232

Source: Bloomberg as of 06/30/2018.

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors	2

SPDR® ETF Options Report

ssga.com | spdrs.com | spdrgoldshares.com

State Street Global Advisors One Iron Street, Boston MA 02210.
T: +1 866 787 2257.

Important Risk Information

This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.

Investing involves risk, and you could lose money on an investment in each of SPDR® Gold Shares Trust (“GLD®”) and SPDR® Gold MiniSharesSM Trust (“GLDMSM”), a series of the World Gold Trust (together, the “Funds”).

ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.

Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.

Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.

Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.

Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

State Street Global Advisors	3

SPDR® ETF Options Report

Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.

Diversification does not ensure a profit or guarantee against loss.

Investing in commodities entails significant risk and is not appropriate for all investors.

Important Information Relating to SPDR® Gold Trust (“GLD®”) and SPDR® Gold MiniSharesSM Trust (“GLDMSM”):

The SPDR Gold Trust (“GLD®”) and the World Gold Trust have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for GLD and GLDM, respectively. Before you invest, you should read the prospectus in the registration statement and other documents each Fund has filed with the SEC for more complete information about each Fund and these offerings. Please see each Fund’s prospectus for a more detailed discussion of the risks of investing in each Fund’s shares. The GLD prospectus is available by clicking here, and the GLDM prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.

None of the Funds is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”). As a result, shareholders of each Fund do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act. GLD and GLDM are not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of each of GLD and GLDM do not have the protections afforded by the CEA.

Shares of each Fund trade like stocks, are subject to investment risk and will fluctuate in market value.

The values of GLD shares and GLDM shares relate directly to the value of the gold held by each Fund (less its expenses), respectively. Fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them.

None of the Funds generate any income, and as each Fund regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Fund share will decline over time to that extent.

The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of the Sponsor of each of GLD and GLDM.

GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. MiniSharesSM and GLDMSM are service marks of WGC USA Asset Management Company, LLC used with the permission of WGC USA Asset Management Company, LLC.

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.

Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.

For more information, please contact the Marketing Agent for GLDW: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston MA 02210; T: +1 866 320 4053 spdrgoldshares.com.

The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.

BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.

Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC.

State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC.

Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.

Not FDIC Insured • No Bank Guarantee • May Lose Value

State Street Global Advisors	© 2018 State Street Corporation. All Rights Reserved. ID13497-2047512.6.1.NA.INST 0718 Exp. Date: 07/31/2019 SPD001674

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.